Exhibit 10.2
PLEDGE AND SECURITY AGREEMENT
MADE BY
EACH UNDERSIGNED EQUITYHOLDER
TO
U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE
Dated as of March 9, 2011

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Section 6.12 Notice to Trustee	8
Section 6.13 Other Covenants	8

ARTICLE VII TRUSTEE APPOINTED ATTORNEY-IN-FACT

Section 7.1 Trustee Appointed Attorney-In-Fact	9

ARTICLE VIII REASONABLE CARE

Section 8.1 Reasonable Care	9

ARTICLE IX NO LIABILITY

Section 9.1 No Liability	10

ARTICLE X REMEDIES UPON EVENT OF DEFAULT

Section 10.1 Remedies Upon Event of Default	10

ARTICLE XI PURCHASE OF THE ISSUER PLEDGED COLLATERAL

Section 11.1 Purchase of the Issuer Pledged Collateral	12

ARTICLE XII EXPENSES

Section 12.1 Expenses	12

ARTICLE XIII NO WAIVER; REMEDIES

Section 13.1 No Waiver; Remedies	13

ARTICLE XIV AMENDMENTS

Section 14.1 Amendments	13

ARTICLE XV RELEASE; TERMINATION

Section 15.1 Release; Termination	13

ARTICLE XVI NOTICES

Section 16.1 Notices	14

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ARTICLE XVII CONTINUING SECURITY INTEREST

Section 17.1 Continuing Security Interest	14

ARTICLE XVIII SECURITY INTEREST ABSOLUTE

Section 18.1 Security Interest Absolute	14
Section 18.2 Obligations of Equityholders Several and Not Joint	15

ARTICLE XIX INDEMNITY

Section 19.1 Indemnity	15

ARTICLE XX OBLIGATIONS SECURED BY ISSUER PLEDGED COLLATERAL

Section 20.1 Obligations Secured by Issuer Pledged Collateral	16

ARTICLE XXI SEVERABILITY

Section 21.1 Severability	16

ARTICLE XXII COUNTERPARTS; EFFECTIVENESS

Section 22.1 Counterparts; Effectiveness	16

ARTICLE XXIII REINSTATEMENT

Section 23.1 Reinstatement	17

ARTICLE XXIV SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

Section 24.1 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	17

ARTICLE XXV GOVERNING LAW

Section 25.1 GOVERNING LAW	18

ARTICLE XXVI TABLE OF CONTENTS AND HEADINGS

Section 26.1 Table of Contents and Headings	18
Annex A            Rules of Construction and Defined Terms

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PLEDGE AND SECURITY AGREEMENT
     This PLEDGE AND SECURITY AGREEMENT, dated as of March 9, 2011, is made by each undersigned Equityholder in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the Trustee under the Indenture, as grantee hereunder.
WITNESSETH :
     WHEREAS, contemporaneously with the execution and delivery of this Pledge and Security Agreement, pursuant to the Purchase and Sale Agreement, the Seller has sold, transferred, conveyed, assigned, contributed and granted all of the Purchased Assets to the Issuer, in consideration of the payment by the Issuer to the Seller of the Purchase Price and the issuance by the Issuer to the Seller of all of the Capital Securities of the Issuer owned by the Seller;
     WHEREAS, contemporaneously with the execution and delivery of this Pledge and Security Agreement, pursuant to the Indenture, the Issuer has issued its Original Class A Notes to the Noteholders;
     WHEREAS, in order to secure the repayment of such Original Class A Notes, the Issuer shall, except as otherwise expressly provided in the Indenture, grant a security interest in all of its property and rights to the Trustee for the benefit of the Noteholders, including the Purchased Assets, its rights under the Purchase and Sale Agreement, any Accounts and certain other collateral in accordance with the terms and conditions thereof; and
     WHEREAS, in addition to the grant of security interest by the Issuer to the Trustee as set forth in the immediately preceding recital, in order to further secure repayment of the Original Class A Notes, the Trustee desires that each Equityholder pledge all of the Capital Securities of the Issuer owned by such Equityholder to the Trustee for the benefit of the Noteholders;
     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and in order to induce the Noteholders to purchase the Original Class A Notes issued pursuant to the Indenture, each Equityholder agrees, severally but not jointly, for the benefit of the Trustee on behalf of each Noteholder, as follows:
ARTICLE I
RULES OF CONSTRUCTION AND DEFINED TERMS
     Section 1.1 Rules of Construction and Defined Terms. The rules of construction set forth in Annex A shall apply to this Pledge and Security Agreement and are hereby incorporated by reference into this Pledge and Security Agreement as if set forth fully in this Pledge and Security Agreement. Capitalized terms used but not otherwise defined in this Pledge and Security Agreement shall have the respective meanings given to such terms in Annex A, which is hereby incorporated by reference into this Pledge and Security Agreement as if set forth fully in this Pledge and Security Agreement. Not all terms defined in Annex A are used in this Pledge and Security Agreement.

Article II
PLEDGE
     Section 2.1 Pledge. As security for the payment and performance of the Secured Obligations and subject to and in accordance with the provisions of this Pledge and Security Agreement, each Equityholder hereby pledges, grants, assigns, hypothecates, transfers and delivers (subject to Section 3.1) to the Trustee, its successors and assigns, for the security and benefit of the Noteholders, a continuing security interest in all of such Equityholder’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired (the “Issuer Pledged Collateral”):
          (a) all of such Equityholder’s Capital Securities in the Issuer, whether now owned or acquired in the future, and all certificates, agreements or other instruments, if any, representing such Capital Securities (the “Issuer Pledged Equity”);
          (b) subject to Section 6.4, the right to receive all monies and property representing a distribution in respect of the Issuer Pledged Equity of such Equityholder (except for proceeds of the Notes to the extent not applicable to any Redemption of the Notes), whether by way of dividend, redemption, liquidation payments, repurchase or otherwise; and
          (c) subject to Section 6.4, all proceeds of the Issuer Pledged Equity of such Equityholder and any of the foregoing, including all shares, securities, rights, monies or other property accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option or otherwise in respect of the Issuer Pledged Equity of such Equityholder; provided, however, that all of the proceeds received or unbilled but to be received by such Equityholder in respect of any sale, transfer or other disposition of such Issuer Pledged Equity shall be excluded (x) to the extent such Issuer Pledged Equity remains or concurrently therewith becomes subject to this Pledge and Security Agreement and (y) such sale, transfer or other disposition is permitted pursuant to Sections 6.1 and 17.1;
TO HAVE AND TO HOLD the Issuer Pledged Collateral of such Equityholder, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Trustee, its successors and assigns, subject to the terms and conditions set forth herein.
ARTICLE III
DELIVERY OF ISSUER PLEDGED COLLATERAL
     Section 3.1 Delivery of Issuer Pledged Collateral. Contemporaneously with the execution of this Pledge and Security Agreement, each Equityholder shall deliver or cause to be delivered to the Trustee, to the extent not previously delivered, (a) any and all certificates and other instruments evidencing the Issuer Pledged Equity then held in the form of certificates or other instruments by such Equityholder, together with undated stock powers or assignments of such certificates duly executed and signed in blank, (b) any and all certificates or other instruments or documents representing any of the Issuer Pledged Collateral then held by such Equityholder and (c) all other property comprising part of the Issuer Pledged Collateral then held in the form of certificates or other instruments by such Equityholder with proper instruments of assignment or transfer duly executed and such other instruments or documents as the Trustee may reasonably request to effect the purposes contemplated hereby.
     Section 3.2 Capital Securities. If any Equityholder shall become entitled to receive or shall receive, in respect of the Issuer Pledged Equity, any Capital Securities, options, warrants, rights or other similar property, including any certificate representing any distribution in connection with any recapitalization, reclassification or increase or reduction of capital (whether as an addition to, in substitution of or in exchange for such Issuer Pledged Equity or otherwise), such Equityholder agrees:
          (a) to accept the same as the agent of the Trustee;
          (b) to hold the same in trust on behalf of and for the benefit of the Trustee and separate and apart from its other property; and
          (c) to deliver any and all certificates or instruments evidencing the same to the Trustee on or before the close of business on the fifth Business Day following the receipt thereof by such Equityholder, in the exact form received, with the endorsement or assignment in blank of such Equityholder when necessary and with appropriate undated irrevocable proxies duly executed in blank (with signatures properly guaranteed), to be held by the Trustee, subject to the terms of this Pledge and Security Agreement, as additional Issuer Pledged Collateral.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1 Representations and Warranties. Each Equityholder represents and warrants to the Trustee, as of the date such Equityholder becomes a party to this Pledge and Security Agreement, severally but not jointly, as follows:
          (a) If such Equityholder is not a natural person, such Equityholder has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization and, except where the failure to do so would be a Material Adverse Change, has all licenses, permits, franchises and governmental authorizations necessary to carry on its business as now being conducted and shall appoint and employ agents or attorneys in each jurisdiction where it shall be necessary to take action under this Pledge and Security Agreement. Such Equityholder is duly licensed or qualified to do business in good standing in each jurisdiction in which such qualification is required by law, except where the failure to do so would be a Material Adverse Change. Such Equityholder has the full power and authority to own the property it purports to own and to carry on its business as presently conducted and as proposed to be conducted. The jurisdiction of organization and principal place of business of such Equityholder as of the date hereof is set forth under such Equityholder’s signature hereto.
          (b) Such Equityholder is the sole legal and beneficial owner of the Issuer Pledged Collateral of such Equityholder, free and clear of any Lien other than the Lien created pursuant to this Pledge and Security Agreement and the Indenture or other Permitted Liens. No security agreement, financing statement or other public notice with respect to all or any part of the Issuer Pledged Collateral of such Equityholder is on file or of record in any public office, except such as may have been filed in favor of the Trustee pursuant to this Pledge and Security Agreement and the Indenture.
          (c) The consummation of the transactions contemplated hereby has been duly and validly authorized by such Equityholder. Such Equityholder has full power to execute and deliver this Pledge and Security Agreement and to perform its obligations hereunder and to pledge all the Issuer Pledged Collateral of such Equityholder pursuant to this Pledge and Security Agreement. This Pledge and Security Agreement has been duly authorized, executed and delivered by such Equityholder. This Pledge and Security Agreement constitutes a legal, valid and binding obligation of such Equityholder enforceable against such Equityholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity). All requisite action has been taken by such Equityholder to make this Pledge and Security Agreement valid and binding upon such Equityholder.
          (d) All necessary governmental approvals and consents of other parties (including directors, officers, partners, members, managers or creditors of such Equityholder) have been obtained that are required (i) for the execution, delivery and performance by such Equityholder of this Pledge and Security Agreement or (ii) for the pledge by such Equityholder of the Issuer Pledged Collateral of such Equityholder pursuant to this Pledge and Security Agreement (except as may be required (w) in connection with filings of any UCC financing statements, (x) in connection with any disposition of all or any part of the Issuer Pledged Collateral of such Equityholder under any laws affecting the offering and sale of securities generally, (y) under applicable federal and state laws, rules and regulations and applicable interpretations thereof providing for the supervision or regulation of the banking or trust businesses generally and applicable to the Trustee and (z) with respect to the Trustee as a result of any relationship that the Trustee may have with Persons not parties to, or any activity or business the Trustee may conduct other than pursuant to, any of the Deal Documents).
          (e) This Pledge and Security Agreement creates a valid security interest in the Issuer Pledged Collateral of such Equityholder securing the Secured Obligations, and such Equityholder has done such other acts, if any, reasonably requested by the Trustee to perfect the security interest in the Issuer Pledged Collateral of such Equityholder granted hereunder (including permitting the Trustee to file any appropriate UCC financing statement against such Equityholder).
          (f) The execution, delivery and performance by such Equityholder of this Pledge and Security Agreement and the consummation of the transactions contemplated by this Pledge and Security Agreement with respect to such Equityholder do not (i) violate the provisions of the organizational documents of such Equityholder, (ii) violate the provisions of any Applicable Law (including any usury law), regulation or order of any Governmental Authority applicable to such Equityholder except where such violation would not reasonably be expected to be a Material Adverse Change, (iii) result in a breach of, or constitute a default under, any material agreement relating to the management or affairs of such Equityholder, or any indenture, credit agreement or loan agreement or any other similar material agreement, lease or instrument to which such Equityholder is a party or by which such Equityholder or any of its material properties may be bound (which default or breach has not been permanently waived by the other party to such document) except where such breach or default would not be a Material Adverse Change or (iv) result in or create any Lien (other than Permitted Liens) under, or require any consent that has not been obtained under, any indenture (including the Indenture), credit agreement or loan agreement or any other material agreement, instrument or document or the provisions of any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, binding upon the Issuer Pledged Collateral of such Equityholder.
          (g) There are no proceedings and there is no action, suit or proceeding at law or in equity or by or before any Governmental Authority now pending against such Equityholder or, to the best knowledge of such Equityholder, threatened against such Equityholder that questions the validity or legality of or seeks damages in connection with this Pledge and Security Agreement or that seeks to prevent the consummation of any of the transactions contemplated by this Pledge and Security Agreement.
          (h) The percentage of limited liability company interests of Issuer Pledged Equity held by such Equityholder is set forth under such Equityholder’s signature hereto.
ARTICLE V
SUPPLEMENTS; FURTHER ASSURANCES
     Section 5.1 Supplements. Each Equityholder agrees that, at any time and from time to time, at such Equityholder’s expense and upon the Trustee’s reasonable request and without assuming any obligation for which it is not otherwise liable, such Equityholder will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, in order to perfect the security interest of the Trustee in the Issuer Pledged Collateral of such Equityholder and to carry out the provisions of this Pledge and Security Agreement or to enable the Trustee to exercise and enforce its rights and remedies hereunder with respect to any Issuer Pledged Collateral of such Equityholder. Each Equityholder hereby authorizes the Trustee to file (or cause to be filed) such UCC financing statements or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary to perfect and preserve the security interests and other rights granted or purported to be granted to the Trustee hereby in respect of the Issuer Pledged Collateral of such Equityholder. With respect to the foregoing and the grant of the security interest hereunder, each Equityholder hereby authorizes the Trustee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Issuer Pledged Collateral of such Equityholder.
     Section 5.2 Further Assurances. If any Equityholder fails to perform any agreement contained herein on its part after receipt of a written request to do so from the Trustee (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default), the Trustee may itself perform, or cause performance of, such agreement, in which case the reasonable expenses of the Trustee, including the reasonable fees and expenses of its counsel, incurred in connection therewith shall be payable by such Equityholder under Section 12.1 to the extent such Equityholder would have otherwise been responsible therefor under this Pledge and Security Agreement.

ARTICLE VI
COVENANTS
     Section 6.1 No Sale and No Liens. Each Equityholder agrees that, without the consent of the Trustee pursuant to Section 9.1 or Section 9.2 of the Indenture, as applicable, it will not (a) sell or otherwise dispose of the Issuer Pledged Collateral of such Equityholder or any interest therein or (b) except for Permitted Liens, create or permit to exist any Lien upon or with respect to any of the Issuer Pledged Collateral of such Equityholder or any interest therein; provided, however, that, so long as no Event of Default has occurred and is continuing in respect of which such Equityholder has received written notice from the Trustee or otherwise has actual knowledge thereof, each Equityholder will be entitled to sell, transfer, assign, convey, contribute or grant the Issuer Pledged Equity of such Equityholder (x) subject to the lien of this Pledge and Security Agreement and (y) so long as (i) such Issuer Pledged Equity in the hands of each transferee remains subject to the pledge under this Pledge and Security Agreement, (ii) the Trustee shall have been provided with an Opinion of Counsel as to the continuing validity of such pledge and perfection of the security interest of the Trustee therein and a written acknowledgement from the transferee that it is acquiring such Issuer Pledged Equity subject to such pledge and security interest and making representations and warranties to the effect set forth in Article IV, (iii) the Trustee shall have been provided with an Opinion of Counsel from a law firm with a nationally recognized tax practice that such sale, transfer, assignment, conveyance, contribution or granting should not cause a “significant modification” of the Notes for U.S. federal income tax purposes; provided, however, that, notwithstanding the foregoing, the Trustee shall not be required to be provided with such an Opinion of Counsel if there has been a Change in Law and counsel to such Equityholder determines in good faith that it is unable to render such an Opinion of Counsel (whereas it would have been able to render such an Opinion of Counsel had the Change in Law not occurred), (iv) the transferee agrees in writing for the benefit of the Trustee to be bound by the provisions of this Pledge and Security Agreement and (v) the transferee is not subject to Japanese withholding tax in respect of the Royalties.
     Section 6.2 Notices. Each Equityholder shall promptly provide the Trustee with copies of all notices and other communications received by such Equityholder with respect to any Issuer Pledged Collateral registered in the name of such Equityholder that could adversely affect in any material respect the validity, perfection or priority of the pledge of the Issuer Pledged Collateral owned by it pursuant to this Pledge and Security Agreement.
     Section 6.3 Voting Rights. So long as any Equityholder is the owner of the Issuer Pledged Collateral of such Equityholder, notwithstanding anything to the contrary in this Pledge and Security Agreement or any other Deal Document, unless an Event of Default has occurred and is continuing in respect of which such Equityholder has received written notice from the Trustee or otherwise has actual knowledge thereof, such Equityholder may exercise any and all voting and consensual powers pertaining to the Issuer Pledged Collateral of such Equityholder or any part thereof. If an Event of Default has occurred and is continuing in respect of which such Equityholder has received written notice from the Trustee, and the Trustee shall have notified such Equityholder that the Trustee shall thereafter exercise all voting and consensual powers pertaining to the Issuer Pledged Collateral of such Equityholder or any specified part thereof, such Equityholder shall thereafter not be entitled to exercise any of the powers described in the preceding sentence as to the Issuer Pledged Collateral of such Equityholder or the specified part thereof, which powers shall be exercised exclusively by the Trustee, until further notice to the contrary from the Trustee.
     Section 6.4 Dividends and Distributions. So long as no Event of Default has occurred and is continuing in respect of which such Equityholder has received written notice from the Trustee or otherwise has actual knowledge thereof, each Equityholder may receive and retain any dividends and other distributions on the Issuer Pledged Equity of such Equityholder. If an Event of Default has occurred and is continuing in respect of which such Equityholder has received written notice from the Trustee or otherwise has actual knowledge thereof, such Equityholder shall not be entitled to receive any subsequent dividends or other distributions on the Issuer Pledged Equity of such Equityholder and, unless otherwise agreed by the Senior Trustee at the Direction of Noteholders of a majority of the Outstanding Principal Balance of the Senior Class of Notes, all such subsequent dividends and other distributions otherwise payable or distributable thereafter in respect of such Equityholder’s Issuer Pledged Collateral shall constitute Issuer Pledged Collateral of such Equityholder.
     Section 6.5 Capital Securities. Each Equityholder agrees that it will not accept any Capital Securities of the Issuer or any rights or options to acquire any such Capital Securities, each in addition to or in substitution for the Issuer Pledged Collateral of such Equityholder, without prior written consent from the Trustee pursuant to Section 9.1 or Section 9.2 of the Indenture, as applicable, unless the foregoing are pledged to the Trustee pursuant hereto.
     Section 6.6 Legal Existence. Each Equityholder shall preserve and maintain (a) its legal existence as an entity in good standing under the laws of its jurisdiction of organization and (b) its qualification to do business in every jurisdiction where the ownership of its properties and the nature of its business require it to be so qualified and where the failure to be so qualified would have a material adverse effect on the security interest created by this Pledge and Security Agreement in respect of the Issuer Pledged Collateral owned by it; provided, however, that a Change of Control shall not be deemed a violation of this Section 6.6.
     Section 6.7 Compliance with Laws. Each Equityholder shall use commercially reasonable efforts to comply with all laws, and obtain, maintain and comply with all government approvals as shall now or hereafter be necessary under Applicable Law, in each case in connection with the making and performance by such Equityholder of any material provision of this Pledge and Security Agreement in respect of the Issuer Pledged Collateral owned by it.
     Section 6.8 Modifications. No Equityholder shall agree to or permit (a) the amendment, supplement, modification, cancellation or termination of, or waiver with respect to, any of the organizational documents of the Issuer, except upon the expiration of the stated term thereof (but in no event prior to the Final Legal Maturity Date), or (b) any amendment, supplement or modification of, or waiver with respect to, any of the provisions of any of such organizational documents, if any such amendment, supplement, modification or waiver would result in a material adverse change in respect of the validity, perfection or priority of the pledge of the Issuer Pledged Collateral owned by it pursuant to this Pledge and Security Agreement or the exercise of the rights by the Trustee of the rights granted to it hereunder in respect thereof.

     Section 6.9 No Liquidation or Dissolution. Without the prior written direction by the Trustee pursuant to Section 9.1 or Section 9.2 of the Indenture, as applicable, no Equityholder shall take any action to liquidate, dissolve or terminate the Issuer, or to authorize or cause any such liquidation, dissolution or termination, until all of the Secured Obligations are paid in full.
     Section 6.10 Monies Held in Trust. Subject to Section 2.1(c) and Section 6.4, each Equityholder shall hold all monies received by it that constitute Issuer Pledged Collateral of such Equityholder (including any payment or other benefit in breach of this Section 6.10 or Section 6.11) in trust for the Trustee.
     Section 6.11 No Claims. Subject to Section 6.4, no Equityholder shall claim payment, whether directly or by set-off, lien, counterclaim or otherwise, of any amount that may be or has become due to such Equityholder from the Issuer (other than Expenses in accordance with Section 3.7(a) of the Indenture, net proceeds from any Subordinated Note Issuance and proceeds of the issuance of the Original Class A Notes) until all of the Secured Obligations have been paid in full, other than if any amount received in respect thereof becomes Issuer Pledged Collateral or is entitled to become Issuer Pledged Collateral or to prevent a claim from becoming time-barred.
     Section 6.12 Notice to Trustee. Upon any sale, transfer, assignment, conveyance, contribution or granting of any Issuer Pledged Equity by an Equityholder, such Equityholder shall cause the transferee (and, if any Issuer Pledged Equity is retained by such Equityholder, the Equityholder) to provide the Trustee with executed signature pages to this Pledge and Security Agreement, which shall set forth the percentage of limited liability company interests of Issuer Pledged Equity held by the transferee and, if applicable, such Equityholder.
     Section 6.13 Other Covenants. Each Equityholder shall:
          (a) file all tax returns and reports required by law to be filed by it and pay all taxes required to be paid by it, except any such taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books, and it shall not file any tax return or report under any name other than its exact legal name;
          (b) maintain, and shall cause the Issuer to maintain, the status of the Issuer as an entity that is not classified as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes;
          (c) cause the Issuer to use commercially reasonable efforts to file any form (or comply with any other administrative formalities) required for an exemption from or a reduction of any withholding tax for which the Issuer is eligible;
          (d) treat the Notes as debt for U.S. federal income tax purposes;
          (e) maintain in place all policies and procedures, and take and continue to take all actions, described in the assumptions as to facts relating to the separateness of the Issuer and the Seller set forth in, and forming the basis of, the true sale and non-consolidation opinion delivered pursuant to Section 6.1 of the Purchase Agreements, and comply with the provisions of Section 5.2(o) of the Indenture (as to the Issuer);

          (f) not take any action to cause the Issuer (except as required by law) to become subject to any Voluntary Bankruptcy or Involuntary Bankruptcy;
          (g) not institute against the Issuer, or join any Person in instituting against the Issuer, any Voluntary Bankruptcy or Involuntary Bankruptcy until one year and one day after the date on which the Notes have been paid in full;
          (h) not cause the Issuer to petition for a Voluntary Bankruptcy or an Involuntary Bankruptcy before one year and one day have elapsed since the Notes have been paid in full or, if longer, the applicable preference period then in effect; and
          (i) not pass a resolution to cause the Issuer to be liquidated before one year and two days have elapsed since the Notes have been paid in full.
ARTICLE VII
TRUSTEE APPOINTED ATTORNEY-IN-FACT
     Section 7.1 Trustee Appointed Attorney-In-Fact. Each Equityholder hereby appoints the Trustee, or any Person (including any officer or agent) whom the Trustee may designate, as such Equityholder’s true and lawful attorney-in-fact, with full irrevocable power and authority in the place and stead of such Equityholder and in the name of such Equityholder or in its own name, at such Equityholder’s cost and expense, from time to time in the Trustee’s reasonable discretion to take any action and to execute any instrument that the Trustee may reasonably deem necessary or advisable to enforce its rights under this Pledge and Security Agreement, including authority to receive, endorse and collect all instruments made payable to such Equityholder representing any distribution, interest payment or other payment in respect of the Issuer Pledged Collateral of such Equityholder or any part thereof and to give full discharge for the same and to sign, complete and deliver all transfers, proxies and letters of resignation; provided, however, that the Trustee will not exercise its powers under this Section 7.1 unless so instructed by the Noteholders pursuant to and in accordance with the Indenture; provided, further, that if there is more than one Equityholder, the Trustee will enforce its rights and exercise its remedies against all Equityholders ratably and shall not enforce its rights or exercise its remedies against one Equityholder without similarly enforcing its rights and exercising its remedies against all Equityholders in the same manner.
ARTICLE VIII
REASONABLE CARE
     Section 8.1 Reasonable Care. The Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Issuer Pledged Collateral in its possession if the Issuer Pledged Collateral is accorded treatment substantially equivalent to that which the Trustee accords its own property of the type of which the Issuer Pledged Collateral consists, it being understood that the Trustee shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Issuer Pledged Collateral, whether or not the Trustee has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Issuer Pledged Collateral absent its bad faith, gross negligence or willful misconduct.

ARTICLE IX
NO LIABILITY
     Section 9.1 No Liability. Neither the Trustee nor any of its directors, officers, employees or agents shall be deemed to have assumed any of the liabilities or obligations of any Equityholder as a result of the pledge and security interest granted under or pursuant to this Pledge and Security Agreement. In the absence of bad faith, gross negligence or willful misconduct, the Trustee or any of its directors, officers, employees or agents shall not be liable for any failure to collect or realize upon the Secured Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing nor shall it be under any obligation to take any action whatsoever with regard thereto.
ARTICLE X
REMEDIES UPON EVENT OF DEFAULT
     Section 10.1 Remedies Upon Event of Default. Subject to Section 4.3 of the Indenture and to the extent permitted by Applicable Law, if an Event of Default shall have occurred and be continuing and the Trustee shall have given written notice of such Event of Default to the Equityholders:
          (a) The Trustee may exercise the power of attorney described in Section 7.1 with respect to any of the certificates or other instruments delivered pursuant to Section 3.1 with respect to the Issuer Pledged Collateral and may sign, complete and deliver all transfers, proxies and letters of resignation and do all acts and things that the Trustee may in its absolute discretion specify to enable or assist the Trustee to perfect or improve its security over the Capital Securities, to vest ownership of the Capital Securities in the Trustee or its nominee, to provide that the Trustee is registered as the holder of the Capital Securities, to exercise any rights or powers attaching to the Capital Securities, to sell the Capital Securities or otherwise to enforce any of the rights of the Trustee under this Pledge and Security Agreement.
          (b) The Trustee may exercise in respect of the Issuer Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC, to the extent permitted by Applicable Law or the UCC as then in effect in any applicable jurisdiction, and the Trustee may also in its sole discretion, without notice except as specified below or except as required by mandatory provisions of the UCC and other Applicable Law, sell, subject to Section 11.1, the Issuer Pledged Collateral or any part thereof in one or more parcels at public or private sale or at any of the Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Trustee may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Issuer Pledged Collateral at any such sale. Each purchaser at any such sale shall hold the property, sold absolutely, free from any claim or right on the part of any Equityholder, and each Equityholder hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Equityholder agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Equityholder of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee shall not be obligated to make any sale of Issuer Pledged Collateral regardless of notice of sale having been given. The Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Trustee shall incur no liability as a result of the sale of the Issuer Pledged Collateral, or any part thereof, at any public or private sale, absent bad faith, gross negligence or willful misconduct.
          (c) Each Equityholder recognizes that the Trustee may elect in its sole discretion to sell all or a part of the Issuer Pledged Collateral to one or more purchasers in privately negotiated transactions in which the purchasers will be obligated to agree, among other things, to acquire the Issuer Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Equityholder acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale (including a public offering made pursuant to a registration statement under the Securities Act), and the Equityholders and the Trustee agree that such private sales shall be deemed to have been made in a commercially reasonable manner and that the Trustee has no obligation to engage in public sales or to delay sale of any Issuer Pledged Collateral to permit the Issuer to register the Issuer Pledged Collateral for a form of public sale thereof requiring registration under the Securities Act.
          (d) Any cash held by the Trustee as Issuer Pledged Collateral and all cash proceeds received by the Trustee in respect of any sale of, collection from or other realization upon all or any part of the Issuer Pledged Collateral shall, as soon as reasonably practicable, be applied (after payment of any amounts payable to the Trustee pursuant to Section 12.1) by the Trustee first to the payment of the costs and expenses of such sale, collection or other realization, if any, including reasonable out-of-pocket costs and expenses of the Trustee (including the reasonable fees and out-of-pocket expenses of its counsel), and all reasonable expenses, liabilities and advances made or incurred by the Trustee in connection therewith, second to the payment of the Secured Obligations in accordance with the terms of the Indenture and third to each Equityholder or its successors or assigns in respect to its respective Issuer Pledged Collateral as indicated in the signature page hereto (or pursuant to Section 6.12) and in respect to its respective portion of the proceeds from any sale of, collection from or other realization upon all or any part of the Issuer Pledged Collateral.
          (e) Each Equityholder agrees that:
          (i) in any sale of any of the Issuer Pledged Collateral, whenever an Event of Default shall have occurred and be continuing, the Trustee is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to:
                    (A) avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Issuer Pledged Collateral); or

                         (B) obtain any required approval of the sale or of the purchaser by any Governmental Authority or official; and
          (ii) such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Trustee be liable or accountable to any Equityholder for any discount allowed by the reason of the fact that such Issuer Pledged Collateral is sold in compliance with any such limitation or restriction.
ARTICLE XI
PURCHASE OF THE ISSUER PLEDGED COLLATERAL
     Section 11.1 Purchase of the Issuer Pledged Collateral. In connection with the potential foreclosure or sale of any Issuer Pledged Collateral upon the occurrence and continuation of an Event of Default, the Seller (as long as it holds any of the Capital Securities of the Issuer) shall have the right, but not the obligation, to match any offer to purchase all or any portion of such Issuer Pledged Collateral from a third party. In the event that the Seller does not offer to purchase any Issuer Pledged Collateral within 10 Business Days of such offer, the Trustee may sell any remaining Issuer Pledged Collateral to third parties; provided, that such third parties shall have first executed a confidentiality agreement substantially similar to the Confidentiality Agreement and delivered such confidentiality agreement to the Trustee and the Seller. Subject to the immediately preceding sentence, any Equityholder may, but shall not be required to, bid on and be a purchaser of the Issuer Pledged Collateral or any part thereof (including any Issuer Pledged Collateral of such Equityholder) or any right or interest therein at any sale thereof, whether pursuant to foreclosure, power of sale or otherwise. In connection with any such sale of any Issuer Pledged Collateral by the Trustee pursuant to this Section 11.1, the Trustee may apply the purchase price to the payment of the Secured Obligations secured hereby. Any purchaser of all or any part of the Issuer Pledged Collateral shall, upon any such purchase, acquire good title to the Issuer Pledged Collateral so purchased, free of the security interests created by this Pledge and Security Agreement.
ARTICLE XII
EXPENSES
     Section 12.1 Expenses. Each Equityholder will upon demand pay to the Trustee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and the Trustee, and any transfer taxes, in each case payable upon sale of the Issuer Pledged Collateral of such Equityholder, which the Trustee may incur solely in connection with (a) the custody or preservation of, or the sale of, collection from or other realization upon, any of the Issuer Pledged Collateral of such Equityholder, (b) the exercise or enforcement of any of the rights of the Trustee hereunder against such Equityholder or the Issuer Pledged Collateral of such Equityholder, (c) the failure by such Equityholder to perform or observe any of the provisions hereof or (d) the administration of this Pledge and Security Agreement in respect of such Equityholder. Any amount payable by an Equityholder pursuant to this Section 12.1 shall constitute Secured Obligations secured hereby; provided, however, that in no event shall the Issuer Pledged Collateral of one Equityholder be used to satisfy the failure by another Equityholder to make any such payment.
ARTICLE XIII
NO WAIVER; REMEDIES
     Section 13.1 No Waiver; Remedies. No failure or delay on the part of the Trustee to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Trustee of any right, power or remedy preclude any additional exercise by the Trustee of such right, power or remedy. The remedies herein provided are to the fullest extent permitted by law cumulative and are not exclusive of any remedies provided by law. No notice to or demand on any Equityholder in any case shall entitle such Equityholder to any other or further notice or demand in similar or other circumstances.
ARTICLE XIV
AMENDMENTS
     Section 14.1 Amendments.
          (a) No waiver, amendment, modification or termination of any provision of this Pledge and Security Agreement, or consent to any departure by any Equityholder therefrom, shall in any event be effective without the written concurrence of the Trustee pursuant to Section 9.1 or Section 9.2 of the Indenture, as applicable, and (except as otherwise provided in Section 15.1) none of the Issuer Pledged Collateral shall be released without the written consent of the Trustee pursuant to Section 9.1 or Section 9.2 of the Indenture, as applicable. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          (b) As long as the Seller is the holder of any Capital Securities of the Issuer, no amendment, modification or termination of any provision of this Pledge and Security Agreement shall be effective without the written concurrence of the Seller.
ARTICLE XV
RELEASE; TERMINATION
     Section 15.1 Release; Termination. Upon payment and performance in full of the Secured Obligations or discharge of the Indenture pursuant to Section 11.1 of the Indenture, this Pledge and Security Agreement shall terminate automatically, and the Trustee (a) upon written request by any Equityholder shall promptly deliver to such Equityholder any remaining Issuer Pledged Collateral of such Equityholder and money received in respect thereof in its possession, and all documents, agreements or instruments representing the Issuer Pledged Collateral of such Equityholder held by the Trustee prior to such termination, and (b) upon written request by any Equityholder, shall promptly execute and deliver to such Equityholder and, if necessary, file or record, at such Equityholder’s expense, all such documentation (including UCC termination statements) necessary to release, and evidence the release of, the liens on the Issuer Pledged

Collateral of such Equityholder, such documentation to be prepared by such Equityholder and delivered to the Trustee. If the Trustee fails to promptly deliver or file or record the UCC termination statements referred to in, and in accordance with, clause (b) in the immediately preceding sentence, then such Equityholder may file or record such UCC termination statements.
ARTICLE XVI
NOTICES
     Section 16.1 Notices. All Notices shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent, (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt or (e) in the case of any report that is of a routine nature, on the date sent by first class mail or overnight courier or transmitted by legible telecopier transmission, in all cases, with a copy emailed to the recipient at the applicable address, addressed to an Equityholder as set forth under such Equityholder’s signature hereto and to the Trustee in accordance with Section 12.5 of the Indenture. Each party hereto may, by notice given in accordance herewith to each other party hereto, designate any further or different address to which subsequent Notices shall be sent.
ARTICLE XVII
CONTINUING SECURITY INTEREST
     Section 17.1 Continuing Security Interest. Subject to the provisions of Section 6.1, this Pledge and Security Agreement shall create a continuing Lien in the Issuer Pledged Collateral and remain in full force and effect until the release thereof pursuant to Section 15.1 or the sale thereof pursuant to Section 11.1, shall be binding upon each Equityholder and its respective successors, transferees and assigns and shall inure to the benefit of and be enforceable by the Trustee and its successors, transferees and assigns; provided, however, that no Equityholder may (unless otherwise permitted hereunder) assign any of its obligations hereunder without the prior written consent of the Noteholders or the Trustee pursuant to the Indenture. The Trustee and the Noteholders may assign or otherwise transfer any indebtedness held by any of them secured by this Pledge and Security Agreement to any other Person in accordance with the Indenture, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Trustee herein or otherwise.
ARTICLE XVIII
SECURITY INTEREST ABSOLUTE
     Section 18.1 Security Interest Absolute. All rights of the Trustee and security interests hereunder, and all obligations of each Equityholder hereunder, shall be absolute and unconditional irrespective of, and each Equityholder hereby irrevocably waives vis-à-vis the Trustee any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any of the Deal Documents or any other agreement or instrument relating thereto (other than against the Trustee);
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Deal Documents or any other agreement or instrument relating thereto, including any increase in the Secured Obligations resulting from the extension of additional credit;
          (c) any taking, exchange, surrender, release or non-perfection of any Issuer Pledged Collateral or any other collateral securing the Secured Obligations, or any release or amendment or waiver of or consent to any departure from any guaranty, for all or any of the Secured Obligations;
          (d) any manner of application of any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any other collateral securing all or any of the Secured Obligations or any other obligations of the Issuer under or in respect of the Deal Documents or of any other assets of the Issuer;
          (e) any change, restructuring or termination of the limited liability company structure or existence of the Issuer;
          (f) the release or reduction of liability of any guarantor or surety with respect to the Secured Obligations; or
          (g) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation to the Trustee that might otherwise constitute a defense available to, or a discharge of, the obligations of any Equityholder.
     Section 18.2 Obligations of Equityholders Several and Not Joint. Notwithstanding any other provision of this Pledge and Security Agreement, the obligations of each Equityholder hereunder shall be several and not joint and in no event shall the Issuer Pledged Collateral of one Equityholder be used to satisfy the failure by any other Equityholder to perform any obligation hereunder.
ARTICLE XIX
INDEMNITY
     Section 19.1 Indemnity. Each Equityholder agrees, severally and not jointly, to indemnify, reimburse, defend and save and hold the Trustee and its officers, directors, employees, trustees, agents, advisors and affiliates (each, an “Indemnitee” and, collectively, the “Indemnitees”) harmless from and against, and shall pay on demand, any and all liabilities, losses, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs and expenses (including attorneys’ fees and disbursements) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees solely (a) in connection with the custody or preservation of, or the sale of, collection from or other realization upon, any of the Issuer Pledged Collateral of such Equityholder pursuant to the exercise or enforcement of any of the rights of the Trustee hereunder, (b) in connection with the failure by such Equityholder to perform or observe any of the provisions hereof to be performed by it or (c) arising out of or in connection with or resulting from this Pledge and Security Agreement and the transactions contemplated hereby in respect of such Equityholder, excluding those arising out of the bad faith, gross negligence or willful misconduct of any Indemnitee. Each Indemnitee agrees to use its best efforts to promptly notify the indemnitor(s) of any assertion of any such liability, damage, injury, penalty, claim, demand, action, judgment or suit of which such Indemnitee has knowledge.
     The obligations of each Equityholder in this Section 19.1 shall survive the termination of this Pledge and Security Agreement.
ARTICLE XX
OBLIGATIONS SECURED BY ISSUER PLEDGED COLLATERAL
     Section 20.1 Obligations Secured by Issuer Pledged Collateral. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to indemnification, and any amounts paid by the Trustee in preservation of any of its rights or interest in the Issuer Pledged Collateral, shall constitute Secured Obligations secured by the Issuer Pledged Collateral.
ARTICLE XXI
SEVERABILITY
     Section 21.1 Severability. Any provision of this Pledge and Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without, to the extent permitted by Applicable Law, invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not, to the extent permitted by Applicable Law, invalidate or render unenforceable such provision in any other jurisdiction. Where provisions of any law or regulation resulting in such prohibition or unenforceability may be waived, they are hereby waived by the parties hereto to the full extent permitted by law so that this Pledge and Security Agreement shall be deemed a valid, binding agreement in accordance with its terms, to the extent permitted by Applicable Law.
ARTICLE XXII
COUNTERPARTS; EFFECTIVENESS
     Section 22.1 Counterparts; Effectiveness . This Pledge and Security Agreement and any amendments, waivers, consents or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Pledge and Security Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the original parties hereto and, with respect to any Person becoming a party hereto after the date hereof, upon the execution and delivery hereof by such Person.

ARTICLE XXIII
REINSTATEMENT
     Section 23.1 Reinstatement. This Pledge and Security Agreement shall continue to be effective or be reinstated, as the case may be, with respect to any Equityholder if at any time any amount received by the Trustee hereunder or pursuant hereto is rescinded or must otherwise be restored or returned by the Trustee, as the case may be, upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of such Equityholder or upon the appointment of any intervenor or conservator of, or trustee or similar official for, such Equityholder or any substantial part of its assets, or upon the entry of an order by a bankruptcy court avoiding the payment of such amount, or otherwise, all as though such payments had not been made.
ARTICLE XXIV
SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL
     Section 24.1 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
          (a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS PLEDGE AND SECURITY AGREEMENT OR ANY DOCUMENT RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH EQUITYHOLDER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS RESPECTIVE PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH EQUITYHOLDER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND EACH EQUITYHOLDER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
          (b) EACH EQUITYHOLDER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE SENDING OF COPIES THEREOF BY FEDERAL EXPRESS OR OTHER OVERNIGHT COURIER COMPANY, TO SUCH EQUITYHOLDER AT ITS ADDRESS SPECIFIED BY SECTION 16.1, SUCH SERVICE TO BECOME EFFECTIVE UPON DELIVERY THEREOF TO SUCH EQUITYHOLDER.
          (c) NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY EQUITYHOLDER IN ANY OTHER JURISDICTION.

ARTICLE XXV
GOVERNING LAW
     Section 25.1 GOVERNING LAW. THIS PLEDGE AND SECURITY AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS, EXCEPT TO THE EXTENT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR THE REMEDIES HEREUNDER, ARE GOVERNED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.
ARTICLE XXVI
TABLE OF CONTENTS AND HEADINGS
     Section 26.1 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Pledge and Security Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Pledge and Security Agreement as of the day and year first written above.

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Alison D.B. Nadeau
	Name:	Alison D.B. Nadeau
	Title:	Vice President

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Stuart Grant
	Name:	Stuart Grant
	Title:	Chief Financial Officer

Percentage of Limited Liability Company Interests
   of Issuer Pledged Equity as of the date hereof: 100%
Notice Information pursuant to Section 16.1:
Address: 4505 Emperor Boulevard, Suite 200
               Durham, North Carolina 27703

Attention: General Counsel
Telephone: 919-859-1302
Facsimile: 919-851-1416
Email: abarnes@biocryst.com
Jurisdiction of Organization as of
the date hereof: Delaware

ANNEX A
RULES OF CONSTRUCTION AND DEFINED TERMS
Unless the context otherwise requires, in this Annex A and each Transaction Document (or other document) to which this Annex A is attached:
(a)	A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(b)	Unless otherwise defined, all terms used herein or therein that are defined in the UCC shall have the meanings stated in the UCC.

(c)	Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(d)	The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(e)	References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof and include any Annexes, Exhibits and Schedules attached thereto, and the provisions thereof apply to successive events and transactions.

(f)	References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(g)	References to any Person shall be construed to include such Person’s successors and permitted assigns.

(h)	The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i)	The words “hereof”, “herein”, “hereunder” and similar terms when used in this Annex A or any Transaction Document (or other document) shall refer to this Annex A or such Transaction Document (or other document) as a whole and not to any particular provision hereof or thereof, and Article, Section, Annex, Schedule and Exhibit references herein and therein are references to Articles and Sections of, and Annexes, Schedules and Exhibits to, the relevant Transaction Document (or other document) unless otherwise specified.

(j)	In the computation of a period of time from a specified date to a later specified date, the word “from“ means “from and including“ and each of the words “to“ and “until“ means “to but excluding”.

(k)	References to a class of Notes shall be to the Original Class A Notes, to a class of Subordinated Notes or to a class of Refinancing Notes, as applicable.

(l)	References to the Notes include the terms and conditions in the relevant Transaction Document (or other document) applicable to the Notes, and any reference to any amount of money due or payable by reference to the Notes shall include any sum covenanted to be paid by the Issuer under the relevant Transaction Document (or other document) in respect of the Notes.

(m)	References to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security shall be deemed to include, in respect of any jurisdiction other than the State of New York, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security available or appropriate in such jurisdiction as shall most nearly approximate such action, remedy or method of judicial proceeding described or referred to in the relevant Transaction Document (or other document).

(n)	Where any payment is to be made, any funds are to be applied or any calculation is to be made under any Transaction Document (or other document) on a day that is not a Business Day, unless any Transaction Document (or other document) otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the next succeeding Business Day, and payments shall be adjusted accordingly, including interest unless otherwise specified; provided, however, that no interest shall accrue in respect of any payments made on Fixed Rate Notes on that next succeeding Business Day.

(o)	References to any Calculation Date or Relevant Calculation Date, in each case that would be prior to the first Calculation Date that follows the Closing Date, shall be deemed to refer to the Closing Date.

(p)	Any reference herein to a term that is defined by reference to its meaning in the Counterparty License Agreement or the UAB Agreement shall refer to such term’s meaning in the Counterparty License Agreement or the UAB Agreement, as the case may be, as in existence on the date of the relevant Transaction Document (or other document) to which this Annex A is attached (and not to any new, substituted or amended version thereof).

     “144A Global Note” has the meaning set forth in Section 2.1(b) of the Indenture.
     “Acceleration Default” means any Event of Default of the type described in Section 4.1(f) of the Indenture.
     “Acceleration Notice” means a written notice given after the occurrence and continuation of an Event of Default to the Issuer by the Senior Trustee pursuant to Section 4.2 of the Indenture declaring all Outstanding principal of and accrued and unpaid interest on the Notes to be immediately due and payable.
     “Accounts” means the Collection Account, the Redemption Account, the Escrow Account, the Capital Account, the Interest Reserve Account and any other account established pursuant to Section 3.1 of the Indenture.
     “Act” has the meaning set forth in Section 1.3(a) of the Indenture.
     “Actual Beneficial Holder List” has the meaning set forth in Section 2.5(d) of the Indenture.
     “Additional Interest” means, with respect to the Notes, interest accrued on the amount of any interest and Premium, if any, in respect of such Notes that is not paid when due at the Stated Rate of Interest of such Notes for each Interest Accrual Period until any such unpaid interest or Premium is paid in full, compounded annually on each Payment Date, to the fullest extent permitted by Applicable Law.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or manager of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.
     “Agent Members” has the meaning set forth in Section 2.10(a) of the Indenture.
     “Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.
     “Applicants” has the meaning set forth in Section 6.13 of the Indenture.
     “Approved Holder List” has the meaning set forth in Section 2.5(d) of the Indenture.
     “Audit Expenses” has the meaning set forth in Section 6.14(b) of the Indenture.
     “Authorized Agent” means, with respect to the Notes, any authorized Calculation Agent, Paying Agent or Registrar acting as such for the Notes.

     “Available Collections Amount” means, for any Payment Date, the sum of (a) the amount of U.S. dollars on deposit in the Collection Account as of the Calculation Date immediately preceding such Payment Date and (b) the amount of any net investment income on amounts on deposit in the Accounts (other than the Capital Account) as of such Calculation Date.
     “Bankruptcy Code” means Title 11 of the United States Code, as amended.
     “Beneficial Holder” means any Person that holds a Beneficial Interest in any Global Note through an Agent Member.
     “Beneficial Interest” means any beneficial interest in any Global Note, whether held directly by an Agent Member or held indirectly through an Agent Member’s beneficial interest in such Global Note.
     “Bill of Sale” means that certain bill of sale dated as of the Closing Date executed by the Seller and the Issuer.
     “Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed or a day on which the Corporate Trust Office is closed for business and (b) for purposes of calculating any amounts at the London interbank offered rate and related calculations relative to the making, continuing, prepaying or repaying of Indebtedness in respect thereof, any day that is a Business Day described in clause (a) that is also a day on which dealings in dollars are carried on in the London interbank market.
     “Calculation Agent” means U.S. Bank National Association, a national banking association, as Calculation Agent under the Indenture, and any successor appointed pursuant to Section 2.3 of the Indenture.
     “Calculation Date” means, for any Payment Date, the fifth Business Day preceding such Payment Date.
     “Calculation Date Information” means, with respect to any Calculation Date, the information provided by the Servicer under Section 3.1(c) of the Servicing Agreement with respect to such Calculation Date.
     “Calculation Report” has the meaning set forth in Section 3.5(b) of the Indenture.
     “Capital Account” has the meaning set forth in Section 3.1(a) of the Indenture.
     “Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments, but in any event excluding any membership interest in the Issuer held by the Independent Member.
     “Change in Law” means the occurrence, after the date of the Memorandum, of any of the following: (a) the adoption or taking effect of any law, rule, statute, ordinance, regulation or treaty; (b) any change in any law, rule, statute, ordinance, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority whether or not such change can be relied on as precedent; or (c) the making or issuance of any guideline, directive, private ruling or administrative guidance (whether or not having the force of law) by any Governmental Authority (including any IRS private letter ruling or field service advisory).
     “Change of Control” means, with respect to an Equityholder (or any parent entity of an Equityholder), any merger, consolidation or amalgamation (or any transaction substantially similar to any of the foregoing) with, or, in the case of clause (a) below, a sale of all or substantially all of the assets of such Equityholder (or such parent entity) to, any other Person if such Equityholder (or such parent entity) (a) is not the continuing or surviving entity but the continuing or surviving entity shall have assumed all of the obligations of such Equityholder under the Deal Documents to which such Equityholder is a party immediately prior to such transaction (including such Equityholder’s obligations under the Pledge and Security Agreement in accordance with Sections 6.1 and 17.1 of the Pledge and Security Agreement) or (b) is the continuing or surviving entity.
     “Class A Notes” means the Original Class A Notes and any Refinancing Notes issued to refinance the foregoing.
     “Clearstream” means Clearstream Banking, a French société anonyme.
     “Closing Date” means March 9, 2011.
     “Closing Day Accounts” has the meaning set forth in Section 3.1(b) of the Indenture.
     “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
     “Collateral” has the meaning set forth in the Granting Clause of the Indenture.
     “Collection Account” has the meaning set forth in Section 3.1(a) of the Indenture.
     “Collections” means, without duplication, (a) the Royalties, (b) the Currency Hedge Payments, (c) any net investment income on amounts on deposit in the Accounts (other than the Capital Account) and (d) any other amounts received by the Issuer (other than the proceeds of any Notes and capital contributions from the Equityholders), including any amounts payable to the Issuer pursuant to Section 4.5(c) of the Purchase and Sale Agreement or Article VI of the Purchase and Sale Agreement in respect of the Royalties.
     “Compound” has the meaning set forth in Section 1.1(m) of the Counterparty License Agreement.

     “Confidential Information” means, as it relates to the Seller and its Affiliates, the Licensed Products and the Intellectual Property Rights, all information (whether written or oral, or in electronic or other form) furnished after the Closing Date involving or relating in any way, directly or indirectly, to the Purchased Assets or the Royalties, including (a) any license, sublicense, assignment, product development, royalty, sale, supply or other agreements (including the Counterparty License Agreement, the UAB Agreement and the Currency Hedge Agreement) involving or relating in any way, directly or indirectly, to the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including all terms and conditions thereof and the identities of the parties thereto, (b) any reports, data, materials or other documents of any kind concerning or relating in any way, directly or indirectly, to the Seller, the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (a) above, and (c) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Purchased Assets or the compounds or products giving rise to the Purchased Assets.
     “Confidentiality Agreement” means, with respect to Noteholders or Beneficial Holders at the Closing Date with respect to the Original Class A Notes (or, with respect to Noteholders or Beneficial Holders with respect to any Subordinated Notes or any Refinancing Notes), a confidentiality agreement for the benefit of the Issuer provided to the Registrar on or prior to the Closing Date (or on or prior to the date of issuance of any such Subordinated Notes or Refinancing Notes), and otherwise means a confidentiality agreement for the benefit of the Issuer substantially in the form of Exhibit B to the Indenture or substantially in the form of any confidentiality agreement referenced in Schedule 1 to an applicable Purchase Agreement.
     “Confidential Parties” has the meaning set forth in Section 12.13 of the Indenture.
     “Corporate Trust Office” means the office of the Trustee in the city at which at any particular time the Trustee’s duties under the Transaction Documents shall be principally administered and, on the Closing Date, shall be U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services (JPR Royalty Sub LLC / BioCryst).
     “Counterparty” means Shionogi & Co., Ltd., a Japanese corporation.
     “Counterparty Instruction” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
     “Counterparty License Agreement” means that certain License, Development and Commercialization Agreement dated as of February 28, 2007, as amended by that certain First Amendment to License, Development and Commercialization Agreement dated as of September 30, 2008, that certain letter agreement dated May 10, 2010 and that certain Consent Agreement dated as of November 2, 2010, between the Seller and Counterparty.

     “Currency Hedge Agreement” means that certain Confirmation (including the related letter agreement) dated as of March 9, 2011 and the ISDA Master Agreement (including the schedule and credit support annex included therein) (solely insofar as such ISDA Master Agreement relates to such Confirmation and not to any other “Transaction” as such term is defined in such ISDA Master Agreement) dated as of March 7, 2011, in each case between the Seller and the Currency Hedge Provider (and any replacement foreign currency hedge arrangement entered into by the Seller as permitted by Section 4.11(e)(i) of the Purchase and Sale Agreement) and, with respect to such letter agreement, among the Seller, the Currency Hedge Provider, the Issuer and the Trustee.
     “Currency Hedge Payments” means the amounts required to be paid to the Seller by the Currency Hedge Provider pursuant to the Currency Hedge Agreement (subject to all of the Currency Hedge Provider’s rights under the Currency Hedge Agreement (including, to the extent provided in the Currency Hedge Agreement, liquidation, netting and setoff rights, specified conditions precedent to the Currency Hedge Provider’s required payments and performance and rights to realize on margin or other collateral)) except any amount required to be paid to the Seller by the Currency Hedge Provider pursuant to the Currency Hedge Agreement as a result of a termination of the Currency Hedge Agreement by the Seller permitted by Section 4.11(e) of the Purchase and Sale Agreement.
     “Currency Hedge Provider” means Morgan Stanley Capital Services Inc.
     “Deal Documents” means the Transaction Documents, the Purchase and Sale Agreement, the Bill of Sale and the Counterparty Instruction.
     “Default” means a condition, event or act that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
     “Definitive Notes” has the meaning set forth in Section 2.1(b) of the Indenture.
     “Direction” has the meaning set forth in Section 1.3(c) of the Indenture.
     “Distribution Report” has the meaning set forth in Section 2.13(a) of the Indenture.
     “Dollar” or the sign “$” means United States dollars.
     “DTC” means The Depository Trust Company, its nominees and their respective successors.
     “DTC List” has the meaning set forth in Section 2.5(d) of the Indenture.
     “Eligibility Requirements” has the meaning set forth in Section 2.3(c) of the Indenture.
     “Eligible Account” means a trust account maintained on the books and records of an Eligible Institution in the name of the Issuer.
     “Eligible Institution” means any bank organized under the laws of the U.S. or any state thereof or the District of Columbia (or any domestic branch of a foreign bank), which at all times has either (a) a long-term unsecured debt rating of at least A2 by Moody’s and A by S&P or (b) a certificate of deposit rating of at least P-1 by Moody’s and A-1 by S&P.
     “Eligible Investments” means, in each case, book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form that evidence:
     (a) direct obligations of, and obligations fully Guaranteed as to timely payment of principal and interest by, the U.S. or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the U.S. (having original maturities of no more than 365 days or such lesser time as is required for the distribution of funds); or
     (b) demand deposits, time deposits or certificates of deposit of the Operating Bank or of depositary institutions or trust companies organized under the laws of the U.S. or any state thereof or the District of Columbia (or any domestic branch of a foreign bank) with capital and surplus of not less than $500,000,000 (i) having original maturities of no more than 365 days or such lesser time as is required for the distribution of funds; provided, that, at the time of investment or contractual commitment to invest therein, the short-term debt rating of such depositary institution or trust company shall be at least P-1 by Moody’s and A-1 by S&P or (ii) having maturities of more than 365 days and, at the time of the investment or contractual commitment to invest therein, a rating of at least A2 by Moody’s and A by S&P;
provided, however, that no investment shall be made in any obligations of any depositary institution or trust company that is identified in a written notice to the Trustee from the Issuer or the Servicer as having a contractual right to set off and apply any deposits held, or other indebtedness owing, by the Issuer to or for the credit or the account of such depositary institution or trust company, unless such contractual right by its terms expressly excludes all Eligible Investments.
     “Equityholder” means a holder of Capital Securities of the Issuer. The only Equityholder as of the Closing Date is the Seller.
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any trade or business that is treated as a single employer with the Issuer or the Seller under Section 414 of the Code.
     “Escrow Account” has the meaning set forth in Section 3.1(a) of the Indenture.
     “Escrow List” has the meaning set forth in Section 2.5(d) of the Indenture.
     “Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.
     “Event of Default” has the meaning set forth in Section 4.1 of the Indenture.
     “Excess Holder Event” has the meaning set forth in Section 2.17 of the Indenture.

     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
     “Expenses” means any and all reasonable out-of-pocket fees, costs and expenses of the Issuer, including the reasonable fees, expenses and indemnities of the Service Providers (provided, that, with respect to the Servicer, such expenses shall only be the Servicing Fee and reasonable out-of-pocket expenses), reasonable and customary directors and officers liability insurance for any directors and officers of the Issuer, the fees and out-of-pocket expenses of counsel to the Independent Member, the Trustee and the Issuer incurred after the Closing Date in connection with the transactions contemplated by the Deal Documents, any Audit Expenses, the fees and expenses of any nationally recognized independent public accounting firm engaged as auditors of the Issuer (including any fees incurred by any accounting firm in connection with auditing the records of Counterparty), any expenses incurred in connection with the exercise of audit rights at the direction of the Issuer or at the direction of the Noteholders pursuant to Section 6.14(a) of the Indenture and any payments by the Issuer to third parties in respect of obligations for which indemnification payments have been received from the Seller; provided, however, that, except as expressly provided in the Indenture, Expenses shall not include any Transaction Expenses, any amounts related to any indemnification or contribution obligations of the Issuer set forth in the Issuer Organizational Documents, any Servicing Fee to the extent greater than $20,000 per year, any amounts payable on the Notes pursuant to Section 3.7(a)(i), 3.7(a)(iii), 3.7(a)(iv) and 3.7(a)(v) of the Indenture, any fees, costs or expenses relating to the Subordinated Notes or any other amounts ranking pari passu with or junior to interest payable on the Class A Notes in the priority of payments set forth under Section 3.7 of the Indenture.
     “Field” has the meaning set forth in Section 1.1(u) of the Counterparty License Agreement.
     “Final Legal Maturity Date” means, with respect to (a) the Original Class A Notes, December 1, 2020, and (b) with respect to any Subordinated Notes or Refinancing Notes, the date specified in the indenture supplemental to the Indenture providing for their issuance; provided, that the Final Legal Maturity Date with respect to any Subordinated Notes where the proceeds thereof are not used to redeem or refinance all of the Outstanding Class A Notes shall be no earlier than December 1, 2020.
     “Fixed Rate Notes” means (a) the Original Class A Notes and (b) any Subordinated Notes or Refinancing Notes issued with a fixed rate of interest.
     “Floating Rate Notes” means any Subordinated Notes or Refinancing Notes issued with a floating or variable rate of interest.
     “GAAP” means generally accepted accounting principles in effect in the United States from time to time.
     “Global Notes” means any 144A Global Note and Regulation S Global Note.
     “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” when used as a verb has a corresponding meaning.
     “Holder Lists” has the meaning set forth in Section 2.17 of the Indenture.
     “Incur” has the meaning set forth in Section 5.2(d) of the Indenture.
     “Indebtedness” means, with respect to any Person at any date of determination (without duplication), (a) all indebtedness of such Person for borrowed money or other similar monetary obligations, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person as an account party in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (d) all the obligations of such Person to pay the deferred and unpaid purchase price of property or services (other than obligations to trade creditors incurred in the ordinary course of business in connection with the obtaining of goods, materials or services), which purchase price is due more than 90 days after the date of purchasing such property or service or taking delivery and title thereto or the completion of such services, and payment deferrals arranged primarily as a method of raising funds to acquire such property or service, (e) all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement that have been (or, in accordance with GAAP, should be) classified as capitalized leases, (f) all Guarantees of such Person in respect of any of the foregoing, (g) all monetary obligations of such Person with respect to any interest rate hedge, cap, floor, swap, option or other interest rate hedge agreement, (h) all Indebtedness (as defined in clauses (a) through (g) of this definition) of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (i) all Indebtedness (as defined in clauses (a) through (g) of this definition) of other Persons Guaranteed by such Person. Notwithstanding the foregoing, “Indebtedness” shall not include any surety or performance bonds required to be obtained in connection with the performance or enforcement by the Issuer of any Deal Document or the Counterparty License Agreement or the Issuer’s defense of any action, suit or proceeding.
     “Indemnitee” has the meaning set forth in Section 19.1 of the Pledge and Security Agreement.
     “Indemnitees” has the meaning set forth in Section 19.1 of the Pledge and Security Agreement.

     “Indenture” means that certain indenture, dated as of the Closing Date, by and between the Issuer and the Trustee.
     “Indenture Estate” has the meaning set forth in the Granting Clause of the Indenture.
     “Independent Member” means a Member (i) who is not at the time of such Person’s admission to the Issuer, (ii) who is not and (iii) who has not been at any time during the preceding five years: (a) a director, manager, officer or employee of the Issuer or an Equityholder (other than in the capacity of Independent Member) or any Affiliate of the Issuer or an Equityholder (other than in the capacity of Independent Member); (b) a Person related to any officer, director, manager or employee of the Issuer or an Equityholder (other than in the capacity of Independent Member) or any Affiliate of the Issuer or an Equityholder (other than in the capacity of Independent Member); (c) a holder (directly or indirectly) of any Voting Securities of the Issuer or an Equityholder or any Affiliate of the Issuer or an Equityholder (other than in the capacity of Independent Member); (d) a Person related to a holder (directly or indirectly) of any Voting Securities of the Issuer or an Equityholder or any Affiliate of the Issuer or an Equityholder (other than in the capacity of Independent Member); (e) a creditor, supplier, contractor, purchaser, customer or any other Person who derives any of his, her or its revenues from interactions with the Issuer or an Equityholder or any Affiliate of the Issuer or an Equityholder or a family member of such creditor, supplier, contractor, purchaser, customer or other Person; (f) a trustee in bankruptcy or other insolvency proceeding for, or a reorganization of, an Equityholder or any Affiliate of an Equityholder; or (g) a Person who controls (directly or indirectly) the Issuer or an Equityholder or any Affiliate of the Issuer or an Equityholder or any creditor, supplier, employee, officer, director, manager or contractor of the Issuer or an Equityholder or any Affiliate of the Issuer or an Equityholder.
     “Initial Interest Reserve Amount” means $3,000,000.
     “Institutional Accredited Investor” means a Person that is an accredited investor as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
     “Intellectual Property Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
     “Interest Accrual Period” means the period beginning on (and including) the Closing Date (or, with respect to any Subordinated Notes or any Refinancing Notes, the date of issuance of such Subordinated Notes or Refinancing Notes) and ending on (and including) September 1, 2011 and each successive period beginning on (and including) September 2 of each year and ending on (and including) September 1 of the succeeding year; provided, however, that the final Interest Accrual Period shall end on but exclude the final Payment Date (or, if earlier, with respect to any class of Notes repaid in full, the date such class of Notes is repaid in full).
     “Interest Amount” means, with respect to the Outstanding Principal Balance of any class of Notes, on any Payment Date, the amount of accrued and unpaid interest at the Stated Rate of Interest with respect to the Outstanding Principal Balance of such class of Notes on such Payment Date (including any Additional Interest, if any), determined in accordance with the terms thereof (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law).
     “Interest Reserve Account” has the meaning set forth in Section 3.1(a) of the Indenture.
     “Interest Shortfall” has the meaning set forth in Section 3.5(a)(x) of the Indenture.
     “Involuntary Bankruptcy” means, without the consent or acquiescence of the Issuer, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against the Issuer, or, without the consent or acquiescence of the Issuer, the entering of an order appointing a trustee, custodian, receiver or liquidator of the Issuer or of all or any substantial part of the property of the Issuer, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.
     “IRS” means the U.S. Internal Revenue Service.
     “Issuer” means JPR Royalty Sub LLC, a Delaware limited liability company, as issuer of the Notes pursuant to the Indenture.
     “Issuer Organizational Documents” means the certificate of formation of the Issuer dated January 14, 2011 and effective January 20, 2011 and the limited liability company agreement of the Issuer dated as of the Closing Date.
     “Issuer Pledged Collateral” has the meaning set forth in Section 2.1 of the Pledge and Security Agreement.
     “Issuer Pledged Equity” has the meaning set forth in Section 2.1(a) of the Pledge and Security Agreement.
     “Judgment Currency” has the meaning set forth in Section 12.9(e) of the Indenture.
     “Legend” has the meaning set forth in Section 2.2 of the Indenture.
     “Licensed Product” has the meaning set forth in Section 1.1(jj) of the Counterparty License Agreement.
     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale, any sale with recourse or any agreement to give any security interest.
     “Loss” means any loss, set-off, off-set, rescission, counterclaim, reduction, deduction, defense, cost, charge, expense, interest, fee, payment, demand, liability, claim, action, proceeding, penalty, fine, damages, judgment, order or other sanction.

     “Manager” means the manager of the Issuer.
     “Material Adverse Change” means any event, circumstance or change resulting in a material adverse effect on (a) the legality, validity or enforceability of any of the Deal Documents, the Counterparty License Agreement or the back-up security interest granted pursuant to Section 2.1(d) of the Purchase and Sale Agreement, (b) the right or ability of the Seller (or any permitted assignee), the Issuer or the Servicer, as the case may be, to perform its obligations under any of the Deal Documents or the Counterparty License Agreement, in each case to which it is a party, or to consummate the transactions contemplated under any of the Transaction Documents or the Counterparty License Agreement, (c) the rights or remedies of the Issuer under any of the Deal Documents or the Counterparty License Agreement, (d) the timing, amount or duration of the Royalties or any Currency Hedge Payments, (e) the Purchased Assets, (f) the Intellectual Property Rights or (g) the ability of the Trustee to realize the practical benefit of the Pledge and Security Agreement (including any failure to have a perfected Lien on any of the Issuer Pledged Collateral as required by the Indenture).
     “Member” means a member of the Issuer.
     “Memorandum” means the private placement memorandum of the Issuer for the Original Class A Notes dated March 1, 2011.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto or, if such corporation or its successor shall for any reason no longer perform the functions of a rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized statistical rating organization (within the meaning ascribed thereto by the Exchange Act) designated by the Issuer.
     “Non-U.S. Person” means a person who is not a U.S. person within the meaning of Regulation S.
     “Noteholder” means any Person in whose name a Note is registered from time to time in the Register for such Note.
     “Note Purchase Price” has the meaning set forth in Section 3.1 of the Purchase Agreements.
     “Note Purchasers” has the meaning set forth in Section 1.1 of the Purchase Agreements.
     “Notes” means the Original Class A Notes, any Subordinated Notes and any Refinancing Notes.
     “Notices” means notices, demands, certificates, requests, directions, instructions and communications.
     “Officer’s Certificate” means a certificate signed by, with respect to the Issuer, a Responsible Officer of the Issuer and, with respect to any other Person, any officer, director, manager, partner, trustee or equivalent representative of such Person.

     “Operating Bank” means U.S. Bank National Association or any other Eligible Institution at which the Accounts are held; provided, that (a) upon the resignation or removal and the replacement of the Trustee pursuant to the terms of the Indenture, the successor trustee appointed thereunder shall be the Operating Bank, and (b) if at any time the Operating Bank ceases to be an Eligible Institution, a successor shall be appointed by the Issuer (or the Servicer) on behalf of the Trustee and all Accounts shall thereafter be transferred to and be maintained at such successor in the name of the Trustee and such successor shall thereafter be the “Operating Bank”.
     “Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Issuer or the Seller, that meets the requirements of Section 1.2 of the Indenture.
     “Option” means a foreign currency exchange option set forth in the Currency Hedge Agreement.
     “Options” means, collectively, the foreign currency exchange options set forth in the Currency Hedge Agreement.
     “Optional Redemption” has the meaning set forth in Section 3.9(b) of the Indenture.
     “Original Class A Notes” means the JPR PhaRMASM Senior Secured 14% Notes due 2020 of the Issuer in the initial Outstanding Principal Balance of $30,000,000, substantially in the form of Exhibit A to the Indenture.
     “Other Agreements” has the meaning set forth in Section 3.1 of the Purchase Agreements.
     “Other Note Purchasers” has the meaning set forth in Section 3.1 of the Purchase Agreements.
     “Other Prices” has the meaning set forth in Section 3.1 of the Purchase Agreements.
     “Outstanding” means (a) with respect to the Notes of any class at any time, all Notes of such class theretofore authenticated and delivered by the Trustee except (i) any such Notes cancelled by, or delivered for cancellation to, the Trustee, (ii) any such Notes, or portions thereof, for the payment of principal of and accrued and unpaid interest on which moneys have been distributed to Noteholders by the Trustee and any such Notes, or portions thereof, for the payment or redemption of which moneys in the necessary amount have been deposited in the Redemption Account for such Notes; provided, that, if such Notes are to be redeemed prior to the maturity thereof in accordance with the requirements of Section 3.9 of the Indenture, written notice of such Redemption shall have been given and not rescinded as provided in Section 3.10 of the Indenture, or provision satisfactory to the Trustee shall have been made for giving such written notice, and, if Redemption does not occur, then this clause (ii) ceases to apply as of the Payment Date that was supposed to be the date of Redemption, and (iii) any such Notes in exchange or substitution for which other Notes, as the case may be, have been authenticated and delivered, or which have been paid pursuant to the terms of the Indenture (unless proof satisfactory to the Trustee is presented that any of such Notes is held by a Person in whose hands such Note is a legal, valid and binding obligation of the Issuer), and (b) when used with respect to any other evidence of Indebtedness, at any time, any principal amount thereof then unpaid and outstanding (whether or not due or payable).
     “Outstanding Principal Balance” means, with respect to any Note or other evidence of Indebtedness Outstanding, the total principal amount of such Note or other evidence of Indebtedness unpaid and Outstanding at any time, as determined in the case of the Notes in the Calculation Report to be provided to the Issuer (or the Servicer) and the Trustee by the Calculation Agent pursuant to Section 3.5 of the Indenture.
     “Paying Agent” has the meaning set forth in Section 2.3(a) of the Indenture.
     “Payment Date” means each September 1, commencing on September 1, 2011, and the Final Legal Maturity Date; provided, that, if any such date would otherwise fall on a day that is not a Business Day, the Payment Date falling on such date shall be the first following day that is a Business Day; provided, further, however, that, if any such date on or after September 1, 2016 would otherwise fall on a day that is not a Business Day, the Payment Date falling on such date shall be the first preceding day that is a Business Day (in which case the full interest payment for the related Interest Accrual Period shall nonetheless be payable on such first preceding Business Day).
     “Permanent Regulation S Global Note” has the meaning set forth in Section 2.1(b) of the Indenture.
     “Permitted Holder” means (a) the Seller, (b) the Issuer and (c) any Person (including the Noteholders) that has executed a Confidentiality Agreement and delivered such Confidentiality Agreement to the Registrar in accordance with the terms of the Indenture.
     “Permitted Lien” means (a) any lien for Taxes, assessments and governmental charges or levies not yet due and payable or that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the relevant Person, (b) any Lien created in favor of the Trustee and (c) any other Lien expressly permitted under the Deal Documents (including any security interest created or required to be created under the Indenture, including in connection with the issuance of any Subordinated Notes and any Refinancing Notes).
     “Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.
     “Placement Agent” means Morgan Stanley & Co. Incorporated.
     “Plan” means, with respect to any Person, any employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, in each case that is (or within the preceding six years has been) maintained, or to which contributions are (or within the preceding six years have been) required to be made by such Person or an ERISA Affiliate or with respect to which such Person may have any liability.

     “Plan Assets” has the meaning given to such term by Section 3(42) of ERISA and regulations issued by the U.S. Department of Labor, but also includes assets of an employee benefit plan (within the meaning of Section 3(3) of ERISA) subject to Similar Laws.
     “Pledge and Security Agreement” means that certain pledge and security agreement dated as of the Closing Date made by the Equityholders to the Trustee.
     “Premium” means, with respect to any Note on any Redemption Date, any Redemption Premium, if applicable, or, with respect to any Redemption Date, the portion of the Redemption Price of the Notes being redeemed in excess of the Outstanding Principal Balance of the Notes being redeemed.
     “Price” has the meaning set forth in Section 3.1 of the Purchase Agreements.
     “Purchase Agreement” means that certain note purchase agreement dated the Closing Date among the Issuer, the Seller and the Purchaser party thereto.
     “Purchase Agreements” means, collectively, each Purchase Agreement and the Other Agreements.
     “Purchase and Sale Agreement” means that certain purchase and sale agreement dated as of the Closing Date between the Seller and the Issuer.
     “Purchased Assets” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
     “Purchase Price” has the meaning set forth in Section 2.3 of the Purchase and Sale Agreement.
     “Purchaser” has the meaning set forth in Section 1.1 of the Purchase Agreements.
     “Purchaser Indemnified Party” has the meaning set forth in Section 6.1 of the Purchase and Sale Agreement.
     “QIB” means a qualified institutional buyer within the meaning of Rule 144A.
     “RAPIACTA” means (i) the brand name for peramivir in Japan and (ii) the equivalent product sold by Counterparty or its Affiliates in Taiwan under such brand name or another brand name.
     “Receiver” means any Person or Persons appointed as (and any additional Person or Persons appointed or substituted as) administrative receiver, receiver, manager or receiver and manager.
     “Record Date” means, with respect to each Payment Date, the close of business on the fifteenth day preceding such Payment Date and, with respect to the date on which any Direction is to be given by the Noteholders, the close of business on the last Business Day prior to the solicitation of such Direction.

     “Redemption” means any Optional Redemption and any other redemption of Notes described in Section 3.9(c) of the Indenture.
     “Redemption Account” has the meaning set forth in Section 3.1(a) of the Indenture.
     “Redemption Date” means the date, which may be any Business Day on or after March 9, 2012, on which Notes are redeemed pursuant to a Redemption.
     “Redemption Premium” means, in the case of any Subordinated Notes or Refinancing Notes, the amount, if any, specified in the Resolution and set forth in any indenture supplemental to the Indenture to be paid in the event of a Redemption of such Subordinated Notes or Refinancing Notes separately from the Redemption Price.
     “Redemption Price” means (a) in respect of an Optional Redemption of the Original Class A Notes, an amount equal to the product of (x) the applicable Class A Redemption Percentage as set forth below and (y) the Outstanding Principal Balance of the Original Class A Notes that are being redeemed on such Business Day, plus the accrued and unpaid interest to the Redemption Date on the Original Class A Notes that are being redeemed:

Business Day	Class A Redemption Percentage
From and including March 9, 2012 to and including March 8, 2013	107.00%
From and including March 9, 2013 to and including March 8, 2014	103.50%
From and including March 9, 2014 and thereafter	100.00%
and (b) in respect of any Subordinated Notes or Refinancing Notes, the redemption price, if any, plus the accrued and unpaid interest to the Redemption Date on the Subordinated Notes or Refinancing Notes, as the case may be, established by or pursuant to a Resolution and set forth in any indenture supplemental to the Indenture providing for the issuance of such Notes or designated as such in the form of such Notes (any such Redemption Price in respect of any Subordinated Notes or Refinancing Notes may include a Redemption Premium, and such Resolution and indenture supplemental to the Indenture may specify a separate Redemption Premium).
     “Reference Date” means, with respect to each Interest Accrual Period, the day that is two Business Days prior to the Payment Date on which such Interest Accrual Period commences; provided, however, that the Reference Date with respect to the initial Interest Accrual Period means the date that is two Business Days prior to the Closing Date (or, with respect to any Subordinated Notes or any Refinancing Notes, the date that is two Business Days prior to the date of issuance of such Subordinated Notes or Refinancing Notes).
     “Refinancing” has the meaning set forth in Section 2.15(a) of the Indenture.
     “Refinancing Expenses” means all Transaction Expenses incurred in connection with an offering and issuance of Refinancing Notes.

     “Refinancing Notes” means any class (or sub-class) of Notes issued by the Issuer under the Indenture at any time and from time to time after the Closing Date pursuant to Section 2.15 of the Indenture, the proceeds of which are used to repay all of the Outstanding Principal Balance of a class of Notes.
     “Register” has the meaning set forth in Section 2.3(a) of the Indenture.
     “Registrar” has the meaning set forth in Section 2.3(a) of the Indenture.
     “Regulation S” means Regulation S under the Securities Act.
     “Regulation S Global Note Exchange Date” means the date of exchange of any Temporary Regulation S Global Note for any Permanent Regulation S Global Note, which date shall be 40 days after the Closing Date (or, with respect to any Subordinated Notes or any Refinancing Notes, 40 days after the date of issuance of such Subordinated Notes or Refinancing Notes).
     “Regulation S Global Notes” has the meaning set forth in Section 2.1(b) of the Indenture.
     “Relevant Calculation Date” has the meaning set forth in Section 3.5(a) of the Indenture.
     “Relevant Information” means any information provided to the Trustee, the Calculation Agent or the Paying Agent in writing by any Service Provider retained from time to time by the Issuer pursuant to the Deal Documents.
     “Resolution” means a copy of a resolution certified by a Responsible Officer of the Issuer as having been duly adopted by the Issuer and being in full force and effect on the date of such certification.
     “Responsible Officer” means (a) with respect to the Trustee, any officer within the Corporate Trust Office, including any principal, vice president, managing director, director, manager, associate or other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject, (b) with respect to the Seller, any officer of the Seller, and (c) with respect to the Issuer, any officer of the Manager or person designated by the governing body of the Manager as a Responsible Officer for purposes of the Deal Documents.
     “Royalties” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
     “Rule 144A” means Rule 144A under the Securities Act.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto or, if such division or its successor shall for any reason no longer perform the functions of a rating agency, “S&P” shall be deemed to refer to any other nationally recognized statistical rating organization (within the meaning ascribed thereto by the Exchange Act) designated by the Issuer.

     “SEC” means the U.S. Securities and Exchange Commission.
     “Secured Obligations” has the meaning set forth in the Granting Clause of the Indenture.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Security Interest” means the security interest granted or expressed to be granted in the Collateral pursuant to the Granting Clause of the Indenture and in the Issuer Pledged Collateral pursuant to the Pledge and Security Agreement.
     “Seller” means BioCryst Pharmaceuticals, Inc., a Delaware corporation.
     “Seller Payments” has the meaning set forth in Section 3.4 of the Indenture.
     “Seller Shortfall” means the amount, if any, payable by the Seller to Counterparty under the Counterparty License Agreement or to the Currency Hedge Provider under the Currency Hedge Agreement that is due and payable but that has not been paid by the Seller.
     “Seller Shortfall Payment” means any payment made by the Trustee in respect of any Seller Shortfall.
     “Senior Claim” has the meaning set forth in Section 10.1(a) of the Indenture.
     “Senior Class of Notes” means (a) so long as any Class A Notes are Outstanding, the Class A Notes, or (b) if no Class A Notes are Outstanding, the class or classes (or sub-class or sub-classes) of Subordinated Notes defined as such pursuant to the Resolution(s) and/or indenture(s) supplemental to the Indenture providing for the issuance of such Subordinated Notes.
     “Senior Trustee” means the Trustee, acting in its capacity as the trustee of the Senior Class of Notes.
     “Service Providers” means the Servicer, the Trustee, the Independent Member, the Calculation Agent, the Paying Agent, the Registrar, the Operating Bank, any outside law firm or accounting firm providing services to the Issuer and any Person that becomes a Servicer, the Trustee, the Independent Member, the Calculation Agent, the Paying Agent, the Registrar or the Operating Bank in accordance with the terms of the applicable agreement and, subject to the written approval of the Noteholders of a majority of the Outstanding Principal Balance of the Senior Class of Notes, any other Person designated as a Service Provider by the Issuer.
     “Servicer” means the Seller, acting in its capacity as servicer pursuant to the Servicing Agreement (or any other Person appointed to succeed the Seller as such or any successor thereto pursuant to the Servicing Agreement).
     “Servicer Termination Event” means any one of the following events:
     (a) the Seller shall resign as Servicer in accordance with the terms of the Servicing Agreement;

     (b) the Servicer shall fail to pay any amount when due under the Servicing Agreement and such failure shall continue unremedied for five Business Days;
     (c) the Servicer shall fail to deliver the Distribution Report and the other required accompanying materials with respect to any Payment Date in accordance with the provisions of the Servicing Agreement within five Business Days of the date such Distribution Report and the other required accompanying materials are required to be delivered under the Servicing Agreement; provided, however, that the Servicer shall have received in a timely manner any Calculation Report (unless the failure to receive such Calculation Report was due to the breach by the Servicer of Section 3.1(c)(vi) of the Servicing Agreement);
     (d) the Servicer shall fail to carry out its obligations under Section 3.1(c)(ii) of the Servicing Agreement that shall have or reasonably be expected to have a material adverse effect on the Noteholders;
     (e) the Servicer shall fail to carry out its obligations under Section 3.1(c)(v), Section 3.1(c)(viii) or Section 3.1(c)(ix) of the Servicing Agreement;
     (f) the Servicer shall fail to observe or perform in any material respect any of the covenants or agreements on the part of the Servicer contained in the Servicing Agreement (other than for which provision is made in clauses (a) through (e) above) and such failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Trustee, and such failure continues to materially adversely affect the Noteholders for such period;
     (g) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Servicer under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law in effect now or after the Closing Date, (ii) appointment of a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official of the Servicer or (iii) the winding-up or liquidation of the affairs of the Servicer and, in each case, such decree or order shall remain unstayed or such writ or other process shall not have been stayed or dismissed within 90 days from entry thereof;
     (h) the Servicer (i) commences a voluntary case under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law in effect now or after the Closing Date, or consents to the entry of an order for relief in any involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official of the Servicer or for all or substantially all of the property and assets of the Servicer or (iii) effects any general assignment for the benefit of creditors;
     (i) the Servicer’s business activities are terminated by any Governmental Authority;

     (j) a material adverse change occurs in the financial condition or operations of the Servicer that is a Material Adverse Change;
     (k) an Event of Default shall have occurred, other than an Event of Default solely caused by the Trustee, the Calculation Agent, the Paying Agent or the Registrar failing to perform any of its respective obligations under the Indenture or any other Transaction Document; or
     (l) so long as the Seller is the Servicer, the Seller sells, transfers, conveys, assigns, contributes or grants a majority of the Capital Securities of the Issuer to another Person or Persons.
     “Servicing Agreement” means that certain servicing agreement dated as of the Closing Date between the Issuer and the Seller.
     “Servicing Fee” has the meaning set forth in Section 2.1 of the Servicing Agreement.
     “Similar Laws” means, with respect to a Plan that is not subject to Section 406 of ERISA or Section 4975 of the Code, all Applicable Laws that may affect the Plan’s investment in the Notes and that is substantially similar to Section 406 of ERISA or Section 4975 of the Code.
     “Stated Rate of Interest” means, with respect to any class of the Notes for any Interest Accrual Period, the interest rate set forth in such class of Notes for such Interest Accrual Period.
     “Subordinated Claim” has the meaning set forth in Section 10.1(a) of the Indenture.
     “Subordinated Note Issuance” has the meaning set forth in Section 2.16(a) of the Indenture.
     “Subordinated Notes” means any class (or sub-class) of Notes issued in such form as shall be authorized by a Resolution and set forth in any indenture supplemental to the Indenture in respect thereof pursuant to Section 2.16 of the Indenture and any Refinancing Notes issued to refinance the foregoing.
     “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.
     “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) now or hereafter imposed, levied, collected, withheld or otherwise assessed by the U.S. or by any state, local, foreign or other Governmental Authority (or any subdivision or agency thereof) or other taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth and similar charges and taxes or other charges in the nature of excise, deduction, withholding, ad valorem, stamp, transfer, value added, taxes on goods and services, escheat, gains taxes, license, registration and documentation fees, customs duties, tariffs and similar charges, (b) liability for such a tax that is imposed by reason of United States Treasury Regulation Section 1.1502-6 or similar provision of law and (c) liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (a) or clause (b).
     “Temporary Regulation S Global Note” has the meaning set forth in Section 2.1(b) of the Indenture.
     “Territory” means Japan and Taiwan.
     “Transaction Documents” means the Indenture, the Notes, the Servicing Agreement, the Pledge and Security Agreement, the Purchase Agreements and the Currency Hedge Agreement, and each other agreement pursuant to which the Trustee (or its agent) is granted a Lien to secure the obligations under the Indenture or the Notes.
     “Transaction Expenses” means the out-of-pocket expenses payable by the Issuer in connection with (a) the issuance of the Original Class A Notes, including placement fees, any initial fees payable to Service Providers and the documented fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Noteholders in connection with the offering and issuance of the Original Class A Notes, as set forth in the Purchase Agreements, and (b) the offering and issuance of any Subordinated Notes or any Refinancing Notes, to the extent specified in the Resolution authorizing such offering and issuance.
     “Trustee” means U.S. Bank National Association, a national banking association, as initial trustee of the Notes under the Indenture, and any successor appointed in accordance with the terms of the Indenture; provided, that, for purposes of Section 3.1(b) of the Indenture, “Trustee” means U.S. Bank National Association, a national banking association, as the Operating Bank and/or initial trustee of the Notes under the Indenture, as the context may require.
     “Trustee Closing Account” means the account of the Issuer maintained with the Trustee at U.S. Bank National Association, ABA No. 091000022, Account No. 173103321092, Ref. JPR Royalty, Attention: Josh Tripi.
     “Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.
     “UAB” means The UAB Research Foundation, a non-profit corporation.
     “UAB Agreement” means that certain Joint Research and License Agreement dated as of November 23, 1994 between the Seller and UAB, as amended by that certain letter agreement dated October 9, 1996 and by that certain Agreement dated as of December 16, 2010 between the Seller and UAB.

     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the Liens granted to the Trustee pursuant to the applicable Transaction Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Transaction Document and any financing statement relating to such perfection or effect of perfection or non-perfection.
     “United States Treasury” means the U.S. Department of the Treasury.
     “U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.
     “U.S. Person” means a U.S. person within the meaning of Regulation S.
     “Voluntary Bankruptcy” means (a) an admission in writing by the Issuer of its inability to pay its debts generally or a general assignment by the Issuer for the benefit of creditors, (b) the filing of any petition or answer by the Issuer seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Issuer or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for the Issuer or for any substantial part of its property, or (c) limited liability company action taken by the Issuer to authorize any of the actions set forth in clause (a) or clause (b) above.
     “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     “Yen” or the sign “¥” means Japanese yen.